THIRD AMENDMENT TO THE
GPI SAVINGS PLAN
(As Amended and Restated Effective January 1, 2023)
WHEREAS, Graphic Packaging International, LLC (the “Company”) maintains for the benefit of its employees the GPI Savings Plan (the “Plan”);
WHEREAS, Section 13.1 of the Plan authorizes the Board of Directors of Graphic Packaging Holding Company (the “Board”) to amend the Plan at any time;
WHEREAS, the Board has delegated to the Retirement Committee of Graphic Packaging International, LLC (the “Retirement Committee”) the responsibility to make certain amendments to the Plan; and
WHEREAS, the Retirement Committee deems it desirable to amend the Plan as provided herein to provide for automatic rollovers of small account balances upon a Participant’s severance from employment.
NOW, THEREFORE, BE IT RESOLVED, that Section 10.1(b)(2) of the Plan is hereby amended, effective January 22, 2024, as follows:
(2)    Cashout of Small Accounts. Notwithstanding the foregoing provisions of this subsection (b), in the event that the vested portion of the Account of any Participant who severs from the employment of all Affiliates is less than or equal to $7,000, the full vested amount of such benefit automatically will be paid to such Participant in one single-sum, cash-out distribution or, as described below, directly rolled over into an individual retirement plan as soon as practicable after the date the Participant severs from employment. In addition, in the event that the vested portion of the Account of any Participant who has previously severed from the employment of all Affiliates is less than or equal to $7,000, the Administrative Committee may, in its sole discretion and at such time(s) as it may determine, provide that the full vested amount of such benefit will automatically be paid to such Participant in one single-sum, cash-out distribution or, as described below, directly rolled over into an individual retirement plan. In the event a Participant has no vested interest in his Account at the time of his severance from employment, he will be deemed to have received a cash-out distribution of his Account at the time of his severance from employment, and the forfeiture provisions of Section 8.5 will apply. In the event of a mandatory distribution greater than $1,000, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Administrative Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrative Committee, provided that for purposes of applying this $1,000 threshold,
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the portion of the Participant’s Account representing Roth amounts will be treated separately from the remainder of his Account.

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Amendment to the GPI Savings Plan this 18th day of January, 2024.
GRAPHIC PACKAGING INTERNATIONAL, LLC RETIREMENT COMMITTEE MEMBERS
By:     /s/ Stephen R. Scherger
            Stephen R. Scherger
By:     /s/ Elizabeth Spence
            Elizabeth Spence

By:     /s/ Brad Ankerholz
            Brad Ankerholz
By: /s/ Charles D. Lischer
            Charles D. Lischer
By:     /s/ Janet Hunt
            Janet Hunt
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